Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2024, relating to the financial statements and financial highlights of Paradigm Funds comprising Paradigm Value Fund, Paradigm Select Fund and Paradigm Micro-Cap Fund for the year ended December 31, 2023, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
April 26, 2024